7
                                   EXHIBIT "B"
004.105541.4

                ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION
                                       OF
                           REGENCY REALTY CORPORATION
                     DESIGNATING THE PREFERENCES, RIGHTS AND
                       LIMITATIONS OF 1,502,532 SHARES OF
            SERIES 2 CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                 $0.01 Par Value

         Pursuant to Section 607.0602 of the Florida Business Corporation Act ("FBCA"), Regency Realty Corporation, a Florida corporation (the "Corporation"), does hereby certify that:

         FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Section 4.2 of the Restated Articles of Incorporation of the Corporation, as amended (the "Charter") and Section
607.0602 of the FBCA, the Board of Directors of the Corporation, by resolutions duly adopted on September 23, 1998 has classified 1,502,532 shares of the authorized but unissued Preferred Stock par value $.01 per share (the "Series 2 Preferred Stock") as a separate class of Preferred Stock, authorized the issuance of a maximum of 1,502,532 shares of such class of Series 2 Preferred Stock, set certain of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such class of Series 2 Preferred Stock. Shareholder approval was not required under the Charter with respect to such designation.

         SECOND: The class of Series 2 Preferred Stock of the Corporation created by the resolutions duly adopted by the Board of Directors of the Corporation shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitation as to dividends, qualifications, terms and conditions of redemption and other terms and conditions:

Section 1. Number of Shares and Designation. The number of shares of Series 2 Preferred Stock which shall constitute such series shall not be more than 1,502,532 shares, par value $0.01 per share, which number may be decreased (but not below the number thereof then outstanding plus the number required to fulfill the Corporation's obligations under certain agreements, options, warrants or similar rights issued by the Corporation) from time to time by the Board of Directors of the Corporation. Except as otherwise specifically stated herein, the Series 2 Preferred Stock shall have the same rights and privileges as Common Stock under Florida law.

Section 2. Definitions. For purposes of the Series 2 Preferred Stock, the following terms shall have the eanings indicated:
         "Board" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series 2 Preferred Stock.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

         "Call Date" shall mean the date specified in the notice to holders required under subparagraph (d) of Section 5 as the Call Date.

         "Common Stock" shall mean the common capital stock of the Corporation, par value $0.01 per share.

         "Constituent Person" shall have the meaning set forth in paragraph (e) of Section 6 hereof.

         "Conversion Price" shall mean the conversion price per share of Common Stock for which the Series 2 Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 6. The initial conversion price shall be $20.8333 (equivalent to a conversion rate of one (1) share of Common Stock for each share of Series 2 Preferred Stock).

         "Current Market Price" of publicly traded Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price on such day, regular way, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, as reported by the National Quotation Bureau, Incorporated, or, if not so reported, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for such purpose, or, if no such prices are furnished, the fair market value of the security as determined in good faith by the Board.

         "Dividend Payment Date" shall mean the last calendar day of March, June, September and December, in each year, commencing on March 31, 1999; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

         "Dividend Periods" shall mean quarterly dividend periods commencing on April 1, July 1, October 1 and January 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue
Date).

         "Fully Junior Stock" shall mean any class or series of capital stock of the Corporation now or hereafter issued and outstanding over which the Series 2 Preferred Stock has preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         "Funds from Operations per Share" shall mean the amount determined by dividing (a) the net income of the Corporation before extraordinary items (determined in accordance with generally accepted accounting principles) as reported by the Corporation in its year-end audited financial statements, minus gains (or losses) from debt restructuring and sales of property, plus real property depreciation and amortization and amortization of capitalized leasing expenses and tenant allowances or improvements (to the extent such allowances or improvements are capital items), and after adjustments for unconsolidated partnerships, corporations and joint ventures (such items of depreciation and amortization and such gains, losses and adjustments as determined in accordance with generally accepted accounting principles and as reported by the Corporation in its year-end audited financial statements) by (b) the weighted average number of shares of common stock of the Corporation outstanding as reported by the Corporation in its year-end audited financial statements. Adjustments for unconsolidated partnerships, corporations and joint ventures shall be calculated to reflect Funds from Operations per Share on the same basis. If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution in shares of common stock on its outstanding shares of common stock, (B) subdivide its outstanding shares of common stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of common stock by reclassification of its outstanding shares of common stock, the Funds from Operations per Share shall be appropriately adjusted to give effect to such events.

         "Issue Date" shall mean the first date on which the Series 2 Preferred Stock is issued.

         "Junior Stock" shall mean the Common Stock and any other class or series of capital stock of the Corporation now or hereafter issued and outstanding over which the Series 2 Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         "Minimum Amount" shall mean the greater of (A) $0.2083 and (B) 65% of the highest amount of Funds from Operations per Share for any preceding fiscal year, beginning with the fiscal year ending December 31, 1996, divided by four.

         "Non-Electing Share" shall have the meaning set forth in paragraph (e) of Section 6 hereof.

         "Parity Stock" shall have the meaning set forth in paragraph (b) of
 Section 8.

         "Person" shall mean any individual, firm, partnership, corporation, or trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "Securities" and "Security" shall have the meanings set forth in paragraph (d)(iv) of Section 6 hereof.

         "Series  1  Preferred   Stock"  shall  mean  the  Series  1  Cumulative
Convertible Redeemable Preferred Stock of the Corporation, par value $0.01 per share.

         "Series 2 Preferred Stock" shall have the meaning set forth in Article FIRST hereof.

         "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock, Fully Junior Stock or any class or series of shares of capital stock ranking on a parity with the Series 2 Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series 2 Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "Transaction" shall have the meaning set forth in paragraph (e) of
 Section 6 hereof.

         "Transfer Agent" means initially the Corporation and shall include such other agent or agents of the Corporation as may be designated by the Board or their designee as the transfer agent for the Series 2 Preferred Stock.

         "Voting Preferred Stock" shall have the meaning set forth in Section 9 hereof.

Section 3.        Dividends.

(a) The holders of Series 2 Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds legally available for that purpose, quarterly dividends payable in cash in an amount per share equal to the greater of (i) the Minimum Amount or (ii) an amount equal to the dividend (determined on each Dividend Payment Date) on a share of Common Stock, or portion thereof, into which a share of Series 2 Preferred Stock is convertible. For purposes of clause
(ii) of the preceding sentence, such dividends shall equal the number of shares of Common Stock, or portion thereof, into which a share of Series 2 Preferred Stock is convertible, multiplied by the most current quarterly dividend paid or payable on a share of Common Stock on or before the applicable Dividend Payment Date. Dividends on the Series 2 Preferred Stock shall begin to accrue and shall be fully cumulative from the Issue Date, whether or not for any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Accrued and unpaid dividends on shares of Series 2 Preferred Stock shall include any accrued and unpaid dividends on the Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest of Pacific Retail Trust which are exchanged by operation of law into such shares of Series 2 Preferred Stock pursuant to the merger of Pacific Retail Trust into the Corporation. Each dividend on the Series 2 Preferred Stock shall be payable to the holders of record of Series 2 Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates as shall be fixed by the Board. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date as may be fixed by the Board.

(b) The amount of dividends payable for any dividend period shorter or longer than a full Dividend Period, on the Series 2 Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Series 2 Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of current and cumulative but unpaid dividends, as herein provided, on the Series 2 Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series 2 Preferred Stock that may be in arrears. (c) So long as any Series 2 Preferred Stock is outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series 2 Preferred Stock for all Dividend Periods terminating on or prior to the Dividend Payment Date on such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Series 2 Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series 2 Preferred Stock and accumulated and unpaid on such Parity Stock. (d) So long as any Series 2 Preferred Stock is outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Stock) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Fully Junior Stock), unless in each case (i) the full cumulative dividends on all outstanding Series 2 Preferred Stock and any other Parity Stock of the Corporation shall have been paid or declared and set apart for payment for all past Dividend Periods with respect to the Series 2 Preferred Stock and all past dividend periods with respect to such Parity Stock and (ii) sufficient funds shall have been paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series 2 Preferred Stock and the current dividend period with respect to such Parity Stock. Section 4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for payment to the holders of Junior Stock or Fully Junior Stock, the holders of the Series 2 Preferred Stock shall be entitled to receive $20.8333 per share of Series 2 Preferred Stock plus an amount equal to all dividends declared but unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series 2 Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series 2 Preferred Stock and any such other Parity Stock ratably in accordance with the respective amounts that would be payable on such Series 2 Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4,
(i) a consolidation or merger of the Corporation with one or more Persons, (ii) a sale or transfer of all or substantially all of the Corporation's assets or
(iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b) Subject to the rights of the holders of shares of any series or class or classes of shares of capital stock ranking on a parity with or prior to the Series 2 Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series 2 Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Stock or Fully Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series 2 Preferred Stock shall not be entitled to share therein. Section 5. Redemption at the Option of the Corporation.

(a) The Series 2 Preferred Stock shall not be redeemable by the Corporation prior to October 20, 2010. On and after October 20, 2010, the Corporation, at its option, may redeem the Series 2 Preferred Stock, in whole at any time or from time to time in part, at the option of the Corporation at a redemption price of $20.8333 per share of Series 2 Preferred Stock, plus the amounts indicated in Section 5(b).

(b) Upon any redemption of Series 2 Preferred Stock pursuant to this Section 5, the Corporation shall pay in full any and all accrued and unpaid dividends (without interest or sum of money in lieu of interest) for any and all Dividend Periods ending on or prior to the Call Date. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series 2 Preferred Stock at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such Dividend Payment Date. (c) If full cumulative dividends on the Series 2 Preferred Stock and any other class or series of Parity Stock of the Corporation have not been paid or declared and set apart for payment, the Series 2 Preferred Stock may not be redeemed under this
Section 5 in part and the Corporation may not purchase or acquire shares of Series 2 Preferred Stock, otherwise than pursuant to a voluntary purchase or exchange offer made on the same terms to all holders of Series 2 Preferred Stock. (d) Notice of the redemption of any Series 2 Preferred Stock under this
Section 5 shall be mailed by first-class mail to each holder of record of Series 2 Preferred Stock to be redeemed at the address of each such holder as shown on the Corporation's record, not less than 30 nor more than 90 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph
(d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of shares of Series 2 Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered; and (4) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series 2 Preferred Stock so called for redemption shall cease to accrue,
(ii) said shares shall no longer be deemed to be outstanding and (iii) all rights of the holders thereof as holders of Series 2 Preferred Stock of the Corporation shall cease (except the rights to convert and to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, sufficient cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series 2 Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of Series 2 Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws and other unclaimed property laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash. Notwithstanding the above, at any time after such redemption notice is received and on or prior to the Call Date, any holder may exercise its conversion rights under Section 6 below.
         As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such shares shall be exchanged for any cash (including accumulated and unpaid dividends but without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding shares of Series 2 Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding Series 2 Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be equitable. If fewer than all shares of the Series 2 Preferred Stock represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

Section 6. Conversion. Holders of Series 2 Preferred Stock shall have the right, at any time and from time to time, to convert all or a portion of such shares into Common Stock, as follows:

(a) Subject to and upon compliance with the provisions of this Section 6, a holder of Series 2 Preferred Stock shall have the right, at such holder's option, at any time to convert each share of Series 2 Preferred Stock into the number of fully paid and non-assessable shares of Common Stock obtained by dividing the aggregate liquidation preference of such shares by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (b) of this Section 6) by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 6.

(b) In order to exercise the conversion right, each holder of shares of Series 2 Preferred Stock to be converted shall surrender the certificate representing such shares, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof elects to convert such Series 2 Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series 2 Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).
         Holders of Series 2 Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date and on or prior to such dividend payment date. In no event shall a holder of Series 2 Preferred Stock be entitled to receive a dividend payment on Common Stock issued or issuable upon conversion of Series 2 Preferred Stock if such holder is entitled to receive a dividend in respect of the Series 2 Preferred Stock surrendered for conversion. The Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Common Stock issued upon such conversion.

         As promptly as practicable after the surrender of certificates for Series 2 Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with provisions of this Section 6, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section 6.

         Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series 2 Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

(c) No fractional shares or scrip representing fractions of a share of Common Stock shall be issued upon conversion of the Series 2 Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series 2 Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Business Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series 2 Preferred Stock so surrendered.

(d) The Conversion Price shall be adjusted from time to time as follows:
(i)If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution in shares of Common Stock on its Common Stock, (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares or (D) issue any shares of Common Stock by reclassification of its Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or distribution or at the opening of business on the Business Day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any shares of Series 2 Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above as if such shares of Series 2 Preferred Stock had been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the opening of business on the Business Day next following the record date (except as provided in paragraph (g) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the Business Day next following the effective date in the case of a subdivision, combination or reclassification.

(ii) If the Corporation shall issue after the Issue Date rights, options or warrants to subscribe for or purchase Common Stock, or to subscribe for or purchase any security convertible into Common Stock, and the price per share for which Common Stock is issuable upon exercise of such rights, options or warrants, or upon the conversion or exchange of such convertible securities, is less than the lesser of the Conversion Price then in effect and the Current Market Price per share of Common Stock on the date such rights, options or warrants are issued, then the Conversion Price in effect at the opening of business on the Business Day next following such issue date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the date for such issuance by
(B) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding immediately prior to such issuance and (II) the number of shares that the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Common Stock, or in the case of rights to purchase convertible securities, the aggregate proceeds from the exercise of such rights, options or warrants and the subsequent conversion of such convertible securities, would purchase at such Conversion Price or Current Market Price, as applicable, and the denominator of which shall be the sum of
(A) the number of shares of Common Stock outstanding immediately prior to such issuance and (B) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such issue date (except as provided in paragraph (g) below). In determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase Common Stock or any security convertible into or exchangeable for Common Stock at less than such Conversion Price or Current Market Price, as applicable, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, and in the case of rights, options or warrants to subscribe for or purchase convertible securities, upon the subsequent conversion of such securities, the value of such consideration, if other than cash, to be determined in good faith by the Board. In the event that the securities referenced in this subparagraph (ii) are only issued to all holders of Common Stock, no adjustment shall be made to the Conversion Price under this subparagraph (ii) if the Corporation shall issue to all holders of Series 2 Preferred Stock, the same number of rights, options or warrants to subscribe for or purchase Common Stock or any security convertible into or exchangeable for Common Stock, as those issued to holders of Common Stock, based upon the number of shares of Common Stock into which each share of Series 2 Preferred Stock is then convertible. (iii) If the Corporation shall issue after the Issue Date any shares of capital stock or security convertible or exchangeable for Common Stock (excluding rights, options or warrants referred to in subparagraph (ii) above) and the price per share for which Common Stock is issuable upon the conversion or exchange of such convertible or exchangeable securities is less than the lesser of the Conversion Price then in effect and the Current Market Price per share of Common Stock on the date such convertible or exchangeable securities are issued, then the Conversion Price in effect at the opening of business on the Business Day next following such issue date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the issue date by (B) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding on the close of business on the Business Day immediately preceding the issue date and (II) the number of shares of Common Stock that the aggregate proceeds to the Corporation from the conversion into or in exchange for Common Stock would purchase at such Conversion Price or Current Market Price, as applicable, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the close of business on the Business Day immediately preceding the issue date and (B) the number of additional shares of Common Stock issuable upon conversion or exchange of such convertible or exchangeable securities. Such adjustment shall become effective immediately after the opening of business on the day next following such issue date (except as provided in paragraph (g)
below). In determining whether any securities are convertible for or exchangeable into Common Stock at less than such Conversion Price or Current Market Price, as applicable, there shall be taken into account any consideration received by the Corporation upon issuance and upon conversion or exchange of such convertible or exchangeable securities, the value of such consideration, if other than cash, to be determined in good faith by the Board. (iv) If the Corporation shall distribute to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets (excluding cash dividends or distributions) or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants referred to in subparagraph (ii) above and excluding those convertible or exchangeable securities referred to in subparagraph (iii) above (any of the foregoing being hereinafter in this subparagraph (iv) collectively called the "Securities" and individually a "Security"), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (B) a fraction, the numerator of which shall be the lesser of the Conversion Price then in effect and the Current Market Price per share of Common Stock on the record date mentioned below less the then fair market value (as determined in good faith by the Board) of the portion of the shares of capital stock or assets or evidences of indebtedness so distributed or of such rights, options or warrants applicable to one share of Common Stock, and the denominator of which shall be the lesser of the Conversion Price then in effect and the Current Market Price per share of Common Stock on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in paragraph (g) below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this clause (iv), the distribution of a Security, which is distributed not only to the holders of the Common Stock on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is distributed with each share of Common Stock delivered to a Person converting Series 2 Preferred Stock after such determination date, shall not require an adjustment of the Conversion Price pursuant to this clause (iv); provided that on the date, if any, on which a Person converting a share of Series 2 Preferred Stock would no longer be entitled to receive such Security with a share of Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this clause (iv) (and such day shall be deemed to be "the date fixed for the determination of the shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences). (v) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 6 (other than this subparagraph (v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Stock. Notwithstanding any other provisions of this
Section 6, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Stock pursuant to (A) any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under such plan or (B) any right, option or warrant to acquire Common Stock granted to any employee (as such term is defined in General Instruction A to Form S-8 under the Securities Act) of the Corporation under a plan providing for the granting of such securities to employees; provided, however, that such plan is approved by the shareholders and the aggregate amount of Common Stock issuable under the rights, options and warrants granted under such plan shall not exceed 20% of the shares of Common Stock issued and outstanding on the date such plan is approved by shareholders. In addition, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Stock or any other class or series of shares of capital stock pursuant to the terms of that certain Shareholders' Agreement among Pacific Retail Trust (to which the Corporation is successor by merger), Security Capital Holdings S.A. and Opportunity Capital Partners Limited Partnership. All calculations under this Section 6 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any share dividends, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets
(other than cash dividends) hereafter made by the Corporation to its shareholders shall not be taxable. (e) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all Common Stock, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any transaction as to which subparagraph
(d)(i) of this Section 6 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which all or substantially all shares of Common Stock are converted into the right to receive stock, securities or other property (including cash or any combination thereof) of another Person, each share of Series 2 Preferred Stock, which is not converted into the right to receive stock, securities or other property of such Person prior to such Transaction (and each share of Series 2 Preferred Stock issuable after such Transaction upon conversion of securities convertible into Series 2 Preferred Stock), shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series 2 Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be ("Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-Electing Share"), then for the purpose of this paragraph (e) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series 2 Preferred Stock (and securities convertible into Series 2 Preferred Stock) that will contain provisions enabling the holders of the Series 2 Preferred Stock that remain outstanding (or are issuable upon conversion of securities convertible into Series 2 Preferred Stock) after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

(f) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly mail notice of such adjustment of the Conversion Price to each holder of Series 2 Preferred Stock at such holder's last address as shown on the share records of the Corporation. (g) In any case in which paragraph (d) of this Section 6 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any Series 2 Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 6. (h) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 6. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 6, only one adjustment shall be made and such adjustment shall be the adjustment that yields the highest absolute value. (i) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, for the purpose of effecting conversion of the Series 2 Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series 2 Preferred Stock not theretofore converted. For purposes of this paragraph (i), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding Series 2 Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.
         The Corporation covenants that any shares of Common Stock issued upon conversion of the Series 2 Preferred Stock shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Stock deliverable upon conversion of the Series 2 Preferred Stock, the Corporation will take any corporate action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

         Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series 2 Preferred Stock, the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(j) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Stock or other securities or property on conversion of the Series 2 Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Stock or other securities or property in a name other than that of the holder of the Series 2 Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

Section 7. Shares to Be Retired. All shares of Series 2 Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock of the Corporation, without designation as to class or series.

Section 8. Ranking. Any class or series of shares of capital stock of the Corporation shall be deemed to rank: (a) prior to the Series 2 Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series 2 Preferred Stock;

(b) on a parity with the Series 2 Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or liquidation prices per share thereof shall be different from those of the Series 2 Preferred Stock, if the holders of such class or series and the Series 2 Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock");
(c) junior to the Series 2 Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Stock; and (d) junior to the Series 2 Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Stock.
         The Corporation's Series 1 Cumulative Convertible Redeemable Preferred Stock and the Corporation's 8.125% Series A Cumulative Redeemable Preferred Stock shall constitute Parity Stock.

Section 9.        Voting.

(a) Each issued and outstanding share of Series 2 Preferred Stock shall entitle the holder thereof to the number of votes per share of Common Stock into which such share of Series 2 Preferred Stock is convertible (as of the close of business on the record date for determination of shareholders entitled to vote on a matter) on all matters presented for a vote of shareholders of the Corporation and, except as required by applicable law and subject to the further provisions of this Section 9, the Series 2 Preferred Stock shall be voted together with all issued and outstanding Common Stock and Series 1 Preferred Stock voting as a single class.

(b) If and whenever twelve consecutive quarterly dividends payable on the Series 2 Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board shall be increased by one and the holders of Series 2 Preferred Stock, together with the holders of shares of every other series of Parity Stock, including the Series 1 Preferred Stock (any such other series, the "Voting Preferred Stock"), voting as a single class regardless of series, shall be entitled to elect, at a special meeting of the holders of the Series 2 Preferred Stock and the Voting Preferred Stock called as hereinafter provided, the additional director to serve on the Board. Whenever all arrearages in dividends on the Series 2 Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series 2 Preferred Stock and the Voting Preferred Stock to elect such additional director shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in twelve quarterly dividends), and the terms of office of the person elected as director by the holders of the Series 2 Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of members of the Board shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series 2 Preferred Stock and the Voting Preferred Stock (or if any vacancy shall occur in respect of the director previously elected by the holders of the Series 2 Preferred Stock and the Voting Preferred Stock), the secretary of the Corporation shall call a special meeting of the holders of the Series 2 Preferred Stock and of the Voting Preferred Stock for the election of the director to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 30 days after the end of the most recent Dividend Period during which the right to elect such additional director arose or such vacancy occurred, then any holder of Series 2 Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock records of the Corporation. The director elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. (c) So long as any Series 2 Preferred Stock is outstanding, in addition to any other vote or consent of shareholders required by law or by the Charter, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series 2 Preferred Stock, together with the holders of Voting Preferred Stock, at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating: (i) Any amendment, alteration or repeal of any of the provisions of the Charter or these Articles of
         Amendment that materially and adversely affects the voting powers, rights or preferences of the holders of the Series 2 Preferred Stock or the Voting Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to authorize or create or to increase the authorized amount of, any Fully Junior Stock, Junior Stock that is not senior in any respect to the Series 2 Preferred Stock, or any stock of any class ranking on a parity with the Series 2 Preferred Stock or the Voting Preferred Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series 2 Preferred Stock; and provided, further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series 2 Preferred Stock or another series of Voting Preferred Stock that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series 2 Preferred Stock and the Voting Preferred Stock otherwise entitled to vote in accordance herewith; or

(ii) A share exchange that affects the Series 2 Preferred Stock, a consolidation with or merger of the Corporation into another Person, or a consolidation with or merger of another Person into the Corporation, unless in each such case each share of Series 2 Preferred Stock (A) shall remain outstanding without a material and adverse change to its terms and rights or (B) shall be converted into or exchanged for convertible preferred stock of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a share of Series 2 Preferred Stock (except for changes that do not materially and adversely affect the holders of the Series 2 Preferred Stock); or (iii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior to the Series 2 Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends. (d) For purposes of voting in respect to those matters referred to in subparagraphs (b) and (c) of this
Section 9, unless otherwise provided under applicable law, each Series 2 Preferred Stock shall have one (1) vote per share, except that when any other series of Preferred Stock shall have the right to vote with the Series 2 Preferred Stock as a single class on any matter, then the Series 2 Preferred Stock and such other series shall have with respect to such matters one (1) vote per $20.8333 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Series 2 Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

Section 10. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Series 2 Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 11. Sinking Fund. The Series 2 Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.
         THIRD: The Series 2 Preferred Stock has been classified and designated by the Board of Directors under the authority contained in Section 4.2 of the Charter.

         FOURTH: These Articles of Amendment have been approved by the Board of Directors in the manner and by the vote required by law.

         FIFTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.



                                                  [Signature Page Follows]

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 26th day of February, 1999.

                           REGENCY REALTY CORPORATION


                                            By:
                                            Name: Mary Lou Rogers
                                            Title: President

[SEAL]


ATTEST:




Name:    J. Christian Leavitt
Title:   Secretary